Exhibit (h)(4)

MARKETING AGREEMENT
THIS MARKETING AGREEMENT is entered into effective as of the 18th day of February 2020, by and among ALPS Distributors, Inc., a Colorado corporation (the “Distributor”) and CCO Capital, LLC, a Delaware limited liability company (“CCO Capital”).
W I T N E S S E T H:
WHEREAS, the Distributor has entered into a Distribution Agreement with CIM Real Assets & Credit Fund, a Delaware statutory trust (the “Fund”), which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company that is operated as an interval fund;
WHEREAS, the Distributor is the principal underwriter of the Fund and enters into selling agreements (“Selling Agreements”) with respect to the Fund;
WHEREAS, the Fund’s shares may be sold by or through broker-dealers registered with the Securities and Exchange Commission (the “SEC”) and the applicable state jurisdiction(s) in which each broker-dealer is required to be registered, and also admitted as members of the Financial Industry Regulatory Authority (“FINRA”); and
WHEREAS, the Distributor wishes to retain CCO Capital, through registered representatives of CCO Capital (“Authorized CCO Capital Representatives”), to introduce the Fund to broker-dealers and their personnel who may be interested in offering the Fund’s shares to their customers, as well as to registered investment advisers (“RIAs”) and their associated persons who may be interested in investing in the Fund for their advisory clients (each such person, an “Intermediary” and collectively, “Intermediaries”).
NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:
1.Services Provided by CCO Capital. CCO Capital agrees, subject to the provisions of this Agreement, through its Authorized CCO Capital Representatives, to use its reasonable best efforts to market the Fund to the Intermediaries, and to identify, refer and/or introduce Intermediaries to the Fund and to the Distributor. In connection therewith, CCO Capital may (i) engage in seminars, conferences and media interviews for Intermediaries; (ii) distribute sales literature and other communications (including electronic media) regarding the Fund, subject to review and approval of such material by the Distributor; and (iii) perform other services reasonably contemplated in writing by CCO Capital and the Distributor.
CCO Capital may open and maintain customer accounts for clients of RIAs and handle orders for purchases of the Fund’s shares. CCO Capital will market the Fund to Intermediaries that:

(a)    are registered as “broker-dealers” or RIAs with the SEC and any other applicable jurisdiction in which they operate and are required to be so registered by law and in the case of broker-dealers are members of FINRA;
(b)    in the case of Intermediaries that are broker-dealers, will enter or have entered into a Selling Agreement, as may be amended by individual addendums, agreed to by Distributor and such broker-dealers, or in such other form as required by an Intermediary with the Distributor to sell shares of the Fund to investors; and
(c)    in the case of Intermediaries that are broker-dealers, will sell shares of the Fund through applicable personnel in accordance with the then-current applicable prospectus and in accordance with the provisions of the respective Selling Agreement.
2.    Services Provided by the Distributor.
(a)    The Distributor will coordinate the completion and execution of Selling Agreements.
(b)     Advertising and Sales Literature Review
(i) The Distributor shall provide review of fund advertising and sales literature pieces (“Fund Materials”, as defined below) submitted to Distributor by CCO Capital.
(ii) Distributor’s services are based on the understanding that CCO Capital will utilize current systems and expertise owned by Distributor, specifically the AdLit Advertising Review System (“AdLit”) for the review of all marketing pieces, and that Distributor will base its reviews on: (i) the guidelines contained within Distributor’s Sales and Advertising Guide and Distributor’s Written Supervisory Procedures; (ii) rules and guidance issued by FINRA and the SEC related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and in various other FINRA and SEC rules and interpretive material; and (iii) Distributor’s submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to Distributor will be provided by Distributor to CCO Capital with comments or approval no later than three business days after receipt in AdLit.
(iii) Each Fund Material submitted to Distributor for review will be subject to the following process:
a)    Each Fund Material will undergo review at Distributor by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the Fund Material submitted to Distributor;
b)    Distributor’s comments shall consist of (i) recommendations for changes that, in the opinion of the Distributor reviewer, will be consistent with the guidelines specified by Distributor in Section 2(b)(ii) above, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

c)    Distributor will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each Fund Material submitted via the process described herein;
d)    Distributor will make all required FINRA filings of Fund Materials which have been approved by Distributor.
(iv)    If CCO Capital wishes Distributor to perform an expedited review of Fund Materials within one business day of Distributor’ receipt of such Fund Materials, the expedited review will be performed subject to and in accordance with the following:
a)    A charge of $250 will apply to each request for expedited review, in addition to FINRA billing costs.
b)    The Fund Materials must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other Fund Materials over 30 pages require a more in-depth review; therefore, Distributor cannot guarantee a one business day review for these items.
c)    The Fund Materials must be submitted via Distributor’s AdLit system by no later than 3:00 P.M. Mountain Time (2:00 P.M. PT/5:00 P.M. ET). This will ensure that Distributor has a full one business day to review and provide CCO Capital with comments.
d)     CCO Capital must check the box on the AdLit coversheet whereby CCO Capital requests and accepts the terms and fee(s) associated with expedited review in order to ensure that Distributor is notified of the expedited request.
e)    Distributor cannot guarantee that any Fund Material will be APPROVED within one business day of being received via AdLit from CCO Capital. Distributor will review and submit comments to CCO Capital within this timeframe. If Distributor fails to provide CCO Capital with comments within one business day, the $250 expedited review charge will not apply.
3.    Performance Requirements. CCO Capital shall devote sufficient staff and expenditures to the performance of its services as shall be consistent with industry standards for the marketing of shares of the Fund. CCO Capital shall perform these services in a professional and competent manner and shall provide such office space and equipment, telephone facilities and personnel as it determines may be reasonably necessary or beneficial in order to provide such services at no cost to the Distributor.
4.    Duration and Termination. The term of this Agreement shall commence on the Effective Date and shall end on the 60th day following a written notice from one party to the other of its decision to terminate this Agreement at the end of such 60-day period or upon termination of the Distribution Agreement. If this Agreement is terminated by one party, it shall terminate the entire Agreement with the exception of Section 7 (Limitation of Liability and Indemnification) and Section 8 (Confidentiality), which provisions shall survive termination.

5.    Compensation; Expenses.
(a)    As described in the Fund’s prospectus, the Fund may impose a sales charge “load” in connection with the purchase of shares of the Fund, a portion of which will be paid to CCO Capital pursuant to the terms and conditions of the Dealer Manager Agreement by and between the Fund and CCO Capital.
(b)    In consideration of the marketing, sales and other related activities provided by CCO Capital pursuant to this Agreement, the Distributor may compensate CCO Capital for such services on the Fund’s behalf and at the direction of the Fund. The amount of compensation payable by the Distributor to CCO Capital hereunder shall be determined on a class by class basis, as set forth in the applicable prospectus, as it may be amended or supplemented from time to time. CCO Capital shall perform such distribution-related activities for which such payments are appropriate under all applicable rules and regulations and shall make such occasional certification as required by the Distributor to such effect.
(c)    No compensation with respect to the Fund shall be due and owing hereunder until the Distributor actually receives payments from the Fund, to the extent applicable.
(d)    Notwithstanding anything to the contrary herein, in no event shall CCO Capital be entitled to receive fees or compensation that would cause the Fund’s sales charges to exceed the maximum amount allowed under FINRA rules or applicable law.
(e)    CCO Capital shall reimburse Distributor for all reasonable out-of-pocket expenses incurred by Distributor with respect to the services contemplated by this Agreement (but not any of the services required to be provided by Distributor to the Fund under its Principal Underwriter Agreement with the Fund), including but not limited to: FINRA advertising/filing fees (including additional fees for expedited reviews as set forth in Section 2(b) herein).
6.    Representations.
(a)    CCO Capital hereby represents and warrants to the Distributor that:
(i)    It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;
(ii)    It and all requisite personnel shall obtain and maintain all approvals and licenses necessary for the performance of the Services including proper registration and licensing with the SEC and or FINRA, as applicable;
(iii)    It is and will remain duly licensed or registered with the SEC, applicable state securities regulators and FINRA, as applicable;
(iv)    It is empowered under applicable laws and by its Certificate of Formation and Limited Liability Company Agreement to enter into and perform this Agreement;

(v)    No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by CCO Capital of this Agreement;
(vi)     There are no actions, suits or proceedings pending or to the knowledge of CCO Capital, threatened against CCO Capital at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of CCO Capital;
(vii)    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by CCO Capital will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of CCO Capital;
(viii)    CCO Capital will make no representations concerning a Fund other than those contained in the applicable prospectus for the Fund or in any promotional materials or sales literature furnished to CCO Capital by the Distributor or prepared by CCO Capital and approved for use by the Distributor, except as otherwise noted in this Agreement;
(ix)    All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement;
(x)    CCO Capital at all times will be properly registered with and licensed by the SEC and will be a member in good standing of FINRA or any relevant subsidiary thereof, as applicable;
(xi)    The Authorized CCO Capital Representatives will be registered representatives of CCO Capital and subject to CCO Capital’s supervisory oversight in accordance with all applicable laws, rules and regulations in connection with the services provided hereunder; and
(xii)     CCO Capital understands and agrees that this Agreement does not relieve CCO Capital of any obligation to which CCO Capital may be subject under any applicable federal or state law.
(b)    The Distributor represents and warrants to CCO Capital that:
(i)    It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;
(ii)    It is a member of FINRA and it and its employees and representatives have all required licenses and registrations required by the SEC, FINRA or any other governing body to act under this Agreement;

(iii)    It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;
(iv)    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
(v)    No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by the Distributor of this Agreement;
(vi)    There are no actions, suits or proceedings pending or to the knowledge of the Distributor, threatened against the Distributor at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of the Distributor;
(vii)    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Distributor will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of the Distributor;
(viii)    It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards;
(ix)    The Fund has filed a registration statement (a “Registration Statement”) with the SEC relating to its shares under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-2, including a prospectus and a statement of additional information. The Registration Statement (including the prospectus and the statement of additional information) conforms in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder; and
(x)    To the extent required by applicable law, the Fund is registered and its shares are qualified for sale in the jurisdictions listed on Exhibit A unless CCO Capital is notified in writing to the contrary. CCO Capital may rely solely on such representation to the extent that CCO Capital will only market the Fund in those jurisdictions where such Fund is registered. The Distributor otherwise assumes no responsibility or obligation as to CCO Capital’s right to market the Fund in any jurisdiction.
7.    Limitation of Liability and Indemnification. Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary Distributor and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“Distributor Associates”) shall not be liable to CCO Capital for any action or inaction of any Distributor Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of Distributor in the performance of Distributor’s duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall Distributor Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. CCO Capital shall indemnify, defend and hold harmless Distributor Associates from and against Losses (including legal fees and costs to enforce this provision) that Distributor Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by Distributor or Distributor Associates that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from CCO Capital or its officers. Any expenses (including legal fees and costs) incurred by Distributor Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by CCO Capital on a quarterly basis prior to the final disposition of such matter upon receipt by CCO Capital of an undertaking by Distributor to repay such amount if it shall be determined that a Distributor Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by CCO Capital of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.
8.    Confidentiality.
(a)    Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information (as defined below) of the other party or parties. For purposes of this Section 8, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a party.
(b)    Confidential Information shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained,
______________________
1 As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

including information in the public domain; (ii) subsequently learned from an independent third party not known by the receiving party to be in breach of confidentiality; (iii) known through no wrongful act of any party; or (iv) independently developed by one party without reference to information which is known to be confidential.
(c)    For purposes of this Section 8, only the officers, directors and employees and agents of the parties, including their respective accountants, auditors and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of another party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that applicable regulatory organizations with jurisdiction over the Non-Disclosing Party, in the ordinary course of their examinations, inquiries, or inspections, may have access to requested books, records, files and other materials in the Non-Disclosing Party’s possession, including the Confidential Information as defined above, which access may occur without notice to or authorization from the Disclosing Party.
(d)    Each party further acknowledges and agrees that, in the event of a breach by it of the provisions of this Section 8, the other party or parties will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.
(e)    The provisions of this Section 8 shall survive any termination of this Agreement.
9.    Fund Materials. CCO Capital shall be entitled to produce materials (“Fund Materials”) for use in marketing the Fund in accordance with Section 2 and Section 5 herein. All expenses and costs attributable to the foregoing provision shall be borne by CCO Capital in accordance with Section 2 and Section 5 herein. CCO Capital shall remain liable for any representations made by it or contained in materials produced and approved by CCO Capital for use in marketing the Fund.
10.    Relationship of the Parties. In carrying out the provisions of this Agreement, CCO Capital is, for all purposes, an independent contractor and none of CCO Capital’s officers, directors,

employees or representatives is an employee of the Distributor. As an independent contractor, CCO Capital has no authority, express or implied, to speak for, act for or bind the Distributor in any manner whatsoever.
11.    Regulatory Issues.
(a)    It is understood and agreed that in performing CCO Capital’s duties under this Agreement, CCO Capital hereby undertakes to, and will cause each of its representatives, officers, directors or employees who perform and services under this Agreement to (i) act in a manner consistent with written instructions received from the Distributor; and (ii) maintain any and all federal or state registrations and/or licenses that are required for CCO Capital to provide the services under this Agreement.
(b)    Each party hereto agrees that any Non-Public Personal Information, as the term is defined in Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), may be disclosed by a party hereunder only for the specific purpose of permitting the other party or parties to perform services set forth in this Agreement. Each party agrees that with respect to such Non-Public Information, it will comply with Reg S-P and any other applicable Federal or state regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this Agreement or as required by applicable law.
12.    Use of Names; Marketing Materials. Each party to this Agreement shall obtain the other party’s prior written consent before using any marketing or sales literature related to the consenting party, and shall not use the other party's names in any marketing or advertising materials without prior written consent from the consenting party.
13.    Miscellaneous Provisions.
(a)    Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):
To Distributor:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: Steven B. Price, Senior Vice President and Director of Distribution Services
Fax: (303) 623-7850

To CCO Capital:

CCO Capital, LLC
2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016
Attn: President

(b)    Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the transaction contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.
(c)    Amendments. Except as otherwise provided herein, no provision of this Agreement may be amended other than by a writing signed by the Distributor and CCO Capital.
(d)    Severability; Assignment. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement. No party to this Agreement has the right to assign any of its rights or obligations hereunder, except as already set forth under the Agreement. Furthermore, in the event of any inconsistency between the Agreement and the Selling Agreement, the terms of the Selling Agreement shall control.
(e)    Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the size, extent or intent of this Agreement or any provision hereof.
(f)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
(g)    Application of Law; Consent to Jurisdiction. This Agreement and the application and interpretation hereof shall be governed exclusively by the laws of the State of New York. The parties to this Agreement agree that any appropriate state or any Federal Court located in New York shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case of controversy. The parties hereto consent to the jurisdiction of such courts.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Distributor”

ALPS DISTRIBUTORS, INC.

By: /s/ Steven B. Price
Name:    Steven B. Price
Its:    SVP & Director of Distribution Services

“CCO Capital”

CCO CAPITAL, LLC

By:    /s/ Nathan D. DeBacker
Name:    Nathan D. DeBacker
Its: Chief Financial Officer

Exhibit A – List of Jurisdictions

All States and Territories of the United States and the District of Columbia